 Exhibit 10.1

Annual Incentive Plan

Purpose

The purpose of the MOCON Annual Incentive Plan (the “Annual Incentive Plan” or “Plan”) is to provide a direct financial incentive for participating employees to make a significant contribution toward achieving established annual goals of the Company.

Administration

The Annual Incentive Plan will be administered by the Board of Directors or by a committee of the Board of Directors. “Committee” refers to the Board of Directors or such committee. The Committee has sole discretionary authority to interpret the provisions of the Plan and make all determinations necessary or advisable for the administration of the Plan.

Plan Year

The Annual Incentive Plan will be effective for any calendar year for which the Committee determines to have the Plan apply.

Eligibility

Employees designated by the Committee (which designation may be done by name, position, level and/or any other means chosen by the Committee) are eligible to participate in the Annual Incentive Plan.

Timing of Payment

The incentives earned under the Plan for a Plan year, if any, for the CEO and all other Section 16 officers of MOCON will be paid annually following the end of each Plan year and on or before March 15th of such following year, and the frequency and timing of the incentive payments for all other participants in the Plan will be determined by the CEO, but subject to the immediately following sentence, in all cases will be made during the calendar year following the Plan year for which the incentive payments were earned.   Notwithstanding the foregoing, certain payments following a Change in Control may be made earlier as expressly provided below.

Plan Metrics

Set forth below is a description of each component of the Plan for the CEO and each other executive officer of MOCON. The Committee will determine each year the percentage weight assigned to each component for the CEO and each other executive officer.

Plan Component	Definition
Operating Income	The amount of profit realized from operations after subtracting cost of goods sold (COGS), operating expenses and depreciation and amortization. Operating Income = Gross Profit - Operating Expenses.
Revenue Growth

The amount of revenue approved and recognized by MOCON in accordance with Generally Accepted Accounting Principles (GAAP) as applied by MOCON as compared to the revenue for the previous year, and will be determined on a constant currency basis to the extent material.

Individual Objectives	Annual goal(s) specific to a participant.

The components of the Plan applicable to other participants, including the definitions and weighting of the components, will be determined by the CEO and approved by the Committee, and may, but need not be, the same as for the CEO and executives. Components and weighting may vary by participant. The components of the Plan for business unit participants will generally be tied to the applicable business unit. The payout under the Plan as a percentage of salary at goal for each component other than the executive officers of MOCON will be determined annually by the CEO.

Award Parameters

Each Plan component has a minimum level of performance which must be met before any payments for that component can be made. Each component will also have a maximum amount that can be earned by each participant. Those minimum and maximum levels will be determined each year by the Committee for the CEO and executive officers, and by the CEO for other participants.

Award Calculation

The Committee has the sole discretionary authority to make all decisions under the Plan, including whether any performance component of the Plan has been achieved.

Effect of Change in Employment Status

1.

If a participant’s employment with MOCON (including any subsidiary of MOCON) is terminated for any reason before the last day of the Plan year and no Change in Control took place during such year prior to the termination, a participant will NOT be eligible to receive any payment under the Plan for that year. The Committee has the discretion to make exceptions for a participant’s death or for terminations caused by disability.

2.

If a participant’s employment with MOCON (including any subsidiary of MOCON) is terminated for any reason before the last day of the Plan year and after a Change in Control that took place during such year, a participant will receive such amount as he or she would have received under the Plan if (1) such participant had achieved all of his or her individual objectives for that year and (2) the operating income and revenue growth components of the Plan for that year were achieved at goal amounts; except such amount will be pro-rated based on the date of termination. If the Change in Control is a “change in control event” under Section 409A of the Internal Revenue Code, payment will be made within two weeks of the date the participant’s employment was discontinued, or otherwise payment will be made in the calendar year following the Plan year in which the Change in Control occurred, and no later than January 31st of such year.

3.

If employment with MOCON is terminated for any reason after the last day of the Plan year, (regardless of whether a Change in Control occurred during the Plan year), a participant will be entitled to receive payment under Plan, to the extent earned, even if the payout occurs after such termination.

Notwithstanding paragraphs (2) and (3) above, if a participant voluntarily terminates his or her employment (other than for “good reason” in the case of a participant that has in place with MOCON a severance agreement or other similar agreement that defines “good reason”) prior to the date of a payment otherwise payable under either of such paragraphs, then such participant will not receive such payment.

Effects of Change in Control

“Change in Control” has the same meaning as set forth in the MOCON 2015 Equity Incentive Plan. If a Change in Control occurs and then the Plan is discontinued during the same year in which the Change in Control occurred, (1) each participant will be deemed to have achieved all of his or her individual objectives for that year and (2) the operating income and revenue growth components of the Plan for that year will be deemed to have been achieved at goal amounts, and then all payouts will be pro-rated based on the date that the Plan was discontinued (e.g., if the Plan is discontinued on August 31, all payouts will be 8/12 of the amount of the award earned) and, if the Change in Control is a “change in control event” under Section 409A of the Internal Revenue Code, payment will be made within two weeks of the date the Plan was discontinued, or otherwise payment will be made in the calendar year following the Plan year in which the Change in Control occurred, and no later than January 31st of such year.

In addition to the foregoing paragraph, if a Change in Control occurs and then the Plan is discontinued after the completion of a Plan year but prior to the date any amounts that have been earned under the terms of the Plan for the completed Plan year have been paid, all participants will be paid all such earned amounts for the completed Plan year in accordance with the terms of the Plan.

Notwithstanding the foregoing two paragraphs, if a participant voluntarily terminates his or her employment (other than for “good reason” in the case of a participant that has in place with MOCON a severance agreement or other similar agreement that defines “good reason”) prior to the date of a payment otherwise payable under either of such paragraphs, then such participant will not receive such payment.

If the Committee makes a determination prior to the Change in Control as to whether a participant has achieved his or her individual objectives and/or with respect to the other components of the Plan, such determination will be binding on the Company.

For greater certainty, to the extent a participant’s employment terminates after the discontinuance of a Plan following a Change in Control, the provisions of the “Effects of Change in Control” provisions supersede the “Effect of Change in Employment Status” provisions that might otherwise apply with respect to such terminated participant.

No Right to Employment

This Plan shall not provide any employee of MOCON with any rights to continued employment, or any rights to notice or other procedure for employment termination or rights to any other benefit not explicitly stated in the Plan.

Amendment and Termination

MOCON reserves the right to amend or terminate this Plan, in whole or in part, at any time and from time to time; provided, however that (1) in the event of a termination of the Plan following a Change in Control, MOCON will make the payments described under “Effects of Change in Control” above, and (2) no amendment or modification may be made to the Plan following a Change in Control during the year in which the Change in Control occurred if such amendment or modification adversely affects the participants in the Plan for that year without the consent of each adversely affected participant.

No Acquired Rights or Entitlements/Plan Amendment or Termination

Except as expressly provided for under Effects of Change in Control, the Plan shall not entitle participants to any future compensation. The Plan is not an element of the employees’ base salary or base compensation and shall not be considered as part of such in the event of severance, redundancy, or resignation. MOCON has no obligation to continue the Plan from year to year. Except as expressly provided for under Effects of Change in Control, MOCON assumes no obligation to the participant under the Plan with respect to any doctrine or principle of acquired rights or similar concept.

Unfunded Plan/No Alienation

All payments to be made hereunder will be paid from the general funds of MOCON and no special or separate fund will be established and no segregation of assets will be made to assure payment of such amounts. A participant’s right to a payment under the Plan may not be assigned, transferred, pledged or encumbered, whether voluntarily or involuntarily, except by will or by the laws of descent and distribution.

Code Section 409A

MOCON intends that payments made under this Plan are either exempt from the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) by reason of the short term deferral exception, or otherwise comply with the requirements of Section 409A, and the Plan will be interpreted and administered in a manner consistent with such intent.